                                     Registration No. 333-______
As filed with the Securities and Exchange Commission on
                  December 6, 1999

________________________________________________________________
          SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C.  20549
        _______________________________________
                       FORM S-8
             REGISTRATION STATEMENT UNDER
              THE SECURITIES ACT OF 1933
        _______________________________________

             COOPERATIVE BANKSHARES, INC.
------------------------------------------------------
(Exact Name of Registrant as Specified in Its Charter)

      NORTH CAROLINA                            56-1886527
-------------------------------              ------------------
(State or Other Jurisdiction of              (I.R.S. Employer
Incorporation or Organization)               Identification No.)

                   201 MARKET STREET
           WILMINGTON, NORTH CAROLINA 28401
         ____________________________________
       (Address of Principal Executive Offices)

      COOPERATIVE BANKSHARES, INC. 1998 STOCK OPTION
                  AND INCENTIVE PLAN
      ----------------------------------------------
               (Full Title of the Plans)

           FREDERICK WILLETTS, III, PRESIDENT
              COOPERATIVE BANKSHARES, INC.
                  201 MARKET STREET
          WILMINGTON, NORTH CAROLINA 28401
        ____________________________________
       (Name and Address of Agent For Service)

                   (910) 343-0181
______________________________________________________
(Telephone Number, Including Area Code, of Agent For Service)

                     COPIES TO:
               CYNTHIA R. CROSS, ESQUIRE
              DANIEL L. HOGANS, ESQUIRE
          HOUSLEY KANTARIAN & BRONSTEIN, P.C.
           1220 19TH STREET N.W., SUITE 700
                WASHINGTON, D.C.  20036
                   (202) 822-9611

            CALCULATION OF REGISTRATION FEE

===================================================================================
Title Of Securities   Amount   Proposed Maximum    Proposed Maximum     Amount Of
     To Be             To Be    Offering Price    Aggregate Offering   Registration
  Registered        Registered    Per Share             Price              Fee
-----------------------------------------------------------------------------------
Common Stock,
$1.00 par value     290,000       $10.875             $3,153,750        $876.75
===================================================================================

(1) Maximum number of shares issuable under the Cooperative Bankshares, Inc. 1998
    Stock Option and Incentive Plan (290,000 shares), as such amounts may be increased in accordance with said plans in the event of a merger, consolidation, recapitalization or similar event involving the Registrant.
(2) Under Rule 457(h) the registration fee may be calculated, inter alia, based upon the average of the high and low selling prices of the common stock of the
    Registrant as reported on the National Association of Securities Dealers
    Automated Quotation, National Market on December 3, 1999 of $10.875 per share
    ($3,153,750 in the aggregate).

                       PART I

          INFORMATION REQUIRED IN THE SECTION
                   10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION*
------

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
------   INFORMATION*

    *This Registration Statement relates to the registration of 290,000 shares of Common Stock, $1.00 par value per share, of Cooperative Bankshares, Inc. (the "Company") reserved for issuance and delivery under the Cooperative Bankshares, Inc. 1998 Stock Option and Incentive Plan (the "Plan"). Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Plan in accordance with Rule 428(b)(1). In accordance with Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements.

                       PART II

  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
------

    Cooperative Bankshares, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and, accordingly, files periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address for the Commission's Web site is "http://www.sec.gov".

    The following documents are incorporated by reference in this Registration Statement:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (Commission File No. 0-
24626).

    (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (Commission File No. 0-24626).

    (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (Commission File No. 0-24626).

    (d) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (Commission File No. 0-24626)

    (e)  The Current Reports on Form 8-K for events dated
October 21, 1999, March 25, 1999 and January 28, 1999
(Commission File No. 0-24626).

    (f) The description of the Company's Securities as contained in the Company's Registration Statement on Form S-4 filed with the Commission on May 20, 1994 (Commission File No.
333-79206).

    ALL DOCUMENTS SUBSEQUENTLY FILED BY THE COMPANY PURSUANT
TO SECTIONS 13(A), 13(C), 14, AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AFTER THE DATE HEREOF AND PRIOR TO THE TERMINATION OF THE OFFERING OF THE SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE ("COMMON STOCK") SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE IN THIS REGISTRATION STATEMENT, AND TO BE A PART HEREOF FROM THE DATE OF FILING OF SUCH DOCUMENTS.

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ITEM 4.  DESCRIPTION OF SECURITIES
------

       Not applicable, as the Common Stock is registered under
Section 12 of the Securities Exchange Act of 1934.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL
------

       Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
------

    In addition to and apart from the indemnification provided for in the North Carolina Business Corporation Act, as from time to time amended, the Company shall provide indemnification to its directors as outlined in Article 8 of the Company's Articles of Incorporation as stated below:

         A. Indemnity. Any person who at any time serves or has served as a director of the Corporation shall have a right to be indemnified by the Corporation to the full extent allowed by applicable law against liability and litigation expense arising out of or connected with such status or activities in such capacity. "Liability and litigation expense" shall include costs and expenses of litigation (including reasonable attorneys fees), judgments, fines and amounts paid in settlement which are actually and reasonably incurred in connection with or as a consequence of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals. The Corporation shall not indemnify any such person against any liability or litigation expense unless such person reasonably believed (i) in the case of conduct in his or her official capacity with the Corporation, that his or her conduct was in the best interests of the Corporation and (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the Corporation.

         B. Determination of Right to Indemnity. Promptly after the final disposition or termination of any matter which involves liability or litigation expense as described in Section A of this Article or at such earlier time as it sees fit, the Corporation shall determine whether any person described in Section A of this Article is entitled to indemnification thereunder. Such determination shall be limited to the following issues: (i) whether the persons to be indemnified are persons described in Section A of this Article, (ii) whether the liability or litigation expense incurred arose out of the status or activities of such persons as described in Section A of this Article, (iii) whether the liability was actually incurred and litigation expense was actually and reasonably incurred, and
(iv) whether the liability and litigation expense were incurred on account of activities which were at the time taken reasonably believed by such person (a) in the case of conduct in his or her official capacity with the Corporation, to be in the best interests of the Corporation or (b) in all other cases, that his or her conduct was at least not opposed to the best interests of the Corporation. Such determination shall be made by a majority vote of directors who were not parties to the action, suit or proceeding (or, in connection with "threatened" actions, suits or proceedings, who were not "threatened parties"). If at least two such disinterested directors are not obtainable, or, even if obtainable, if at least half of the number of disinterested directors so direct, such determination shall be made by independent legal counsel in written opinion.

         C.  Advance Expenses.  (i)  Subject to subsection
(ii) below, litigation expense incurred by a person described in Section A of this Article in connection with a matter described in Section A of this Article shall be paid by the Corporation in advance of the final disposition of the matter, if the Corporation receives an undertaking, dated, in writing and signed by the person to be indemnified, to repay all such sums if it is ultimately determined as provided in Section B of this Article that such person is not entitled to be indemnified by the Corporation. Requests for payments in advance of final disposition or termination shall be submitted in writing to the Corporation unless this requirement is waived by the Corporation. Before the first such payment is made, the Corporation shall have received the written undertaking referred to herein and notice of the request for advance payment shall have been given to the members of the board of directors.

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         (ii)  Notwithstanding the foregoing subsection (i),
    no advance payment shall be made as to any payment or portion of a payment for which the determination is made that the person requesting payment will not be entitled to indemnification. Such determination may be made only by a majority vote of disinterested directors or by independent legal counsel as next provided. If there are not at least two disinterested directors, then notice of all requests for advance payment shall be delivered for review to independent legal counsel for the Corporation. Such counsel shall have the authority to disapprove any advance payment or portion of a payment for which it plainly and unavoidably appears that the person requesting payment will not be entitled to indemnification.

         D. Settlements. The Corporation shall not be obligated to indemnify persons described in Section A of this Article for any amounts paid in settlement unless the Corporation consents in writing to the settlement. The Corporation shall not unreasonably withhold its consent to proposed settlements. The Corporation's consent to a proposed settlement shall not constitute an agreement by the Corporation that any person is entitled to indemnification hereunder; the Corporation shall waive the requirement of this Section for its written consent as fairness and equity may require.

         E. Application for Indemnity or Advances. (i) A person described in Section A of this Article may apply to the Corporation in writing for indemnification or to advance expenses. Such application shall be addressed to the secretary, or, in the absence of the secretary, to any officer of the Corporation. The Corporation shall respond in writing to such applications as follows: to a request for indemnity under Section B of this Article, within ninety days after receipt of the application; to a request for advance expenses under Section C of this Article, within fifteen days after receipt of the application.

         (ii) The right to indemnification or advance expenses provided herein shall be enforceable in any court of competent jurisdiction. A legal action may be commenced if a claim for indemnity or advance expenses is denied in whole or in part, or upon the expiration of the time periods provided in the preceding subsection (i). In any such action, the claimant shall be entitled to prevail upon establishing that he or she is entitled to indemnification or advance expenses but the Corporation shall have the burden of establishing, as a defense, that the liability or expense was incurred on account of activities which were, at the time taken, known or believed by the claimant to be clearly in conflict with the best interests of the Corporation. In any such action, if the claimant establishes the right to indemnification, he or she shall also have the right to be indemnified against the litigation expense (including a reasonable attorney's fee) of such action.

         F. Incidents of Right of Indemnification. The right of indemnification provided herein shall not be deemed exclusive of any other rights to which any persons seeking indemnity may be entitled apart from the provisions of this Article, except there shall be no right to indemnification as to any liability or litigation expense for which such person is entitled to receive payment under any insurance policy other than a directors' and officers' liability insurance policy maintained by the Corporation. Such right shall inure to the benefit of the heirs and legal representatives of any persons entitled to such right. Any person who at any time after the adoption of this Article serves or has served in any status or capacity described in Section A of this Article, shall be deemed to be doing or to have done so in reliance upon, and as consideration for, the right of indemnification provided herein. Any repeal or modification of this Article shall not affect any rights or obligations then existing. The right provided herein shall not apply as to persons serving corporations that are hereafter merged into or combined with the Corporation, except after the effective date of such merger or combination and only as to status and activities after such date.

         G. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court or agency of competent jurisdiction, then the Corporation shall nevertheless indemnify each person described in Section A of this Article to the full extent permitted by the portion of this Article that is not invalidated and also to the full extent (not exceeding the benefits described herein) permitted or required by other applicable law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED
------

      Not Applicable.

ITEM 8.  EXHIBITS
------
    The exhibits scheduled to be filed or included as part of this Registration Statement are as follows:

    5.1 Opinion of Housley Kantarian & Bronstein, P.C. as to the validity of the Common Stock being registered

   23.1 Consent of Housley Kantarian & Bronstein, P.C. (appears in their opinion filed as Exhibit 5.1)

   23.2  Consent of PriceWaterhouseCoopers, L.L.P.

   24 Power of Attorney (contained in signature page to this registration statement)

   99.1  Cooperative Bankshares, Inc. 1998 Stock Option and
         Incentive Plan

   99.2  1999 Amendment to Cooperative Bankshares, Inc. 1998
         Stock Option and Incentive Plan

ITEM 9.  UNDERTAKINGS
------
    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement --

              (i)  To include any prospectus required by
    Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any additional or changed material information on to the plan of distribution; provided, however, that paragraphs (a)(1)(i) and
    (a)(1)(ii) do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment is incorporated by reference from the periodic reports filed by the small business issuer under the Securities Exchange Act of 1934.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Wilmington, State of North Carolina, on November 18, 1999.

                      COOPERATIVE BANKSHARES, INC.


                      By: /s/ Frederick Willetts, III
                          ------------------------------
                          Frederick Willetts, III
                          President and Chief Executive Officer
                          (Duly Authorized Representative)

                  POWER OF ATTORNEY

    We, the undersigned Directors of Cooperative Bankshares, Inc., hereby severally constitute and appoint Frederick Willetts, III, who may act, with full power of substitution, our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Frederick Willetts, III, who may act, may deem necessary or advisable to enable Cooperative Bankshares, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of Cooperative Bankshares, Inc. common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Frederick Willetts, III, shall do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signatures              Title                               Date
/s/ Frederick Willetts, III   President, Chief Executive      November 18, 1999
----------------------------  Officer, and Chairman of
Frederick Willetts, III       the Board of Directors
                              (Principal Executive Officer)

/s/ Edward E. Maready         Senior Vice President and       November 18, 1999
----------------------------  Treasurer (Principal Financial
Edward E. Maready             and Accounting Officer)

/s/ Paul G. Burton            Director                        November 18, 1999
----------------------------
Paul G. Burton


/s/ F. Peter Fensel, Jr.      Director                        November 18, 1999
----------------------------
F. Peter Fensel, Jr.


/s/ James D. Hundley, M.D.    Director                        November 18, 1999
----------------------------
James D. Hundley, M.D.


/s/ H. Thompson King, III     Director                        November 18, 1999
----------------------------
H. Thompson King, III

/s/ R. Allen Rippy            Director                        November 18, 1999
----------------------------
R. Allen Rippy




/s/ O. Richard Wright, Jr.    Director                        November 18, 1999
----------------------------
O. Richard Wright, Jr.

                   INDEX TO EXHIBITS






Exhibit     Description
-------     -----------

  5.1       Opinion of Housley Kantarian & Bronstein, P.C.
            as to the validity of the Common Stock being registered

 23.1       Consent of Housley Kantarian & Bronstein, P.C.
            (appears in their opinion filed as Exhibit 5.1)

 23.2       Consent of PriceWaterhouseCoopers, L.L.P.

 24 Power of Attorney (contained in the signature page to this registration statement)

99.1        Cooperative Bankshares, Inc. 1998 Stock Option and
            Incentive Plan

99.2        1999 Amendment to Cooperative Bankshares, Inc. 1998
            Stock Option and Incentive Plan